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                                                                EX-10.1


                               GUARANTEE CONTRACT
                                     BETWEEN
                 SHIJI RUICHEN GUARANTY AND INVESTMENT CO. LTD.
                                       AND
                        CHINA DIGITAL COMMUNICATION GROUP


                             Contract serial number:
                             LUBAO ZI NO. 0901, 2004

                                   GUARANTOR:
            Shenzhen Shiji Ruichen Guaranty and Investment Co. Ltd.
                                    ADDRESS:
         1706-09 Fuhua 1st Road. Center Commercial Tower. Futian Area.
                                Shenzhen. China
                  Corporate Legal Representative : Zhiyong Xu
                                     BANK:
                                 BANK ACCOUNT:
                                   TELEPHONE:
                                  755-82032400
                                   FACSMILE:
                                 755-8203-2511
                                  POSTAL CODE:
                                     518048

                                   GUARANTEE:
                       China Digital Communication Group
                                    ADDRESS:
                        10880 Wilshire Blvd. Suite: 2250
                                Los Angeles. CA.
                            TELEPHONE: (310) 441-1888
                           FACSIMILE: (310) 441-1883
                               POSTAL CODE: 90024

IN CONSIDERATION OF THE FOLLOWING FACTS:

      1. China Digital Communication Group ("Guarantee") signed a Share Exchange Agreement ("Agreement", Exhibit A) with Fang Xuemei, Top Interest International Ltd. and Xu Xirong (the three parties are "Seller", which owns 100% of Billion Electronics Ltd.'s shares. Billion Electronics in turn owns 100% of Shenzhen E'Jinie Technology Development Co. Ltd.'s shares). The Agreement stipulates that Guarantee will issue 4,566,210 shares of its stock and pay cash consideration of $1,500,000 to Seller in exchange for Seller's 100% shares of Billion Electronics;


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      2.    Guarantee pledges the legality of its business activity;

      3. Guarantee promises to irrevocably carry out its terms as stipulated in the Agreement;

      4. Guarantee requests Guarantor to provide contract guarantee with regard to Seller's fulfillment of its terms in the Agreement.


     After reviewing Guarantee's request and all related documents including the Agreement, Guarantor agrees to guarantee the execution of Seller's terms according to the Agreement. Guarantor and Guarantee hereby enter into this contract pursuant to the relevant laws and regulations of the People's Republic of China.


                          Article 1 Means of Guarantee

            1.1. Guarantor agrees to provide regular contract guarantee, as defined in the Law of Guarantee in the People's Republic of China, to Guarantee;

            1.2. Guarantor may enter into any other guarantee contract with any party of Seller. Guarantor may also unilaterally provide guarantee to any party of Seller Guarantee may not raise objection to Guarantor's additional guarantee contract.


                   Article 2 Conditions for Guarantee Service

2.1 Guarantee has already provided the complete documentation and all relevant material to Guarantor, as stipulated in Article 6 of this contract;

2.2 Guarantor has already reviewed and verified all the facts in the documentation and in all related material provided by Guarantee;

2.3 Guarantor considers the guarantee request by Guarantee valid, according to
Article 8 of this contract;

2.4 Guarantee has already paid Guarantor expenses for guarantee and document processing, according to Article 5 of this contract;

2.5 Guarantee has already provided Guarantor with enough resources for reverse guarantee according to Article 7 of this contract.

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                   Article 3 The Content of Guarantee Request

3.2 Guarantor guarantees that Seller will fulfill its obligations as stipulated in the Agreement between Seller and Guarantee;

3.3 Guarantor guarantees that Guarantee will, according to the Agreement, issue 4,566,210 new shares and pay cash consideration of $1,500,000 (compensation for Guarantor is not included) in exchange for all the shares of Seller.

                       Article 4 Default of the Agreement

4.1 In case of default on the part of Seller ("default" includes but is not limited to mistakes, negligence and deliberate postponement) which causes the termination of the Agreement, Guarantor will pay Guarantee $605,000 (RMB 5,000,000 yuan, at $1=8.26 yuan) within three months from the day when the Agreement is terminated.

4.2 In case of default on the part of Seller ("default" includes but is not limited to mistakes, negligence and deliberate postponement) which delays the execution of the Agreement, Guarantor will pay Guarantee $6,053 (RMB 50,000 yuan) per day for every day the Agreement cannot be executed. But Guarantor shall pay no more than $242,000 (RMB 2,000,000 yuan) in this scenario.

4.3 In case of Guarantee's purchase price for Seller (4,566,210 new shares plus $1,500,000 in cash, not including compensation for Guarantor) being insufficient for all the shares of Seller, Guarantor will make up the difference in shares.

4.4 In case of default on the part of Guarantee ("default" includes but is not limited to mistakes, negligence and deliberate postponement) which causes the termination or delay of the Agreement, Guarantor, starting from the day the Agreement is terminated or delayed, may take action as it sees fit (including but not limited to resale, transfer, etc.) with the shares and cash which Guarantee has put up for reverse guarantee. Guarantee may not raise any objection.

4.5 In case of Guarantee engaging in illegal business activity, Guarantee will pay Guarantor a default fee of $605,000 (RMB 5,000,000 yuan).

                      Article 5 Compensation and Other Fees

5.1 Guarantee shall pay Guarantor RMB zero yuan in processing fee within three days from the signing of this contract, according to Article 8 of this contract.

5.2 Guarantee agrees to pay Guarantor 4% of its total existing outstanding shares (1,919,016 shares, 50% of which are free trading and 50% of which are restricted) upon the completion of the Agreement between Guarantee and Seller. These shares will compensate Guarantor for its guarantee of Seller's fulfillment of its obligations as stipulated in the Agreement (Guarantor will decide the means of share transfer in this transaction).



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5.3 Miscellaneous fees incurred during the guarantee provided by Guarantor will be covered by Guarantee. Guarantee shall pay the amount as advised by Guarantor or any related department and institution.

5.4 Guarantee agrees that after the start of the guarantee according to this contract, Guarantor has the right to demand, in the means as it sees fit, its full compensation and fees from Guarantee, in the event that the Agreement between Guarantee and Seller is modified, terminated, cancelled or invalidated. Guarantee may not ask for a refund or reduction in compensation and fees.

                    Article 6 Documents Provided by Guarantee

6.1 Guarantee shall provide sufficient documents and other material, at Guarantor's request, in order to state the facts such as its qualification, its financial condition, its investment projects, etc.

6.2 Documents to be provided by Guarantee shall include but not be limited to:

         (1) Business license;

            (2) Proof of Normal Commercial Information

            (3) Company charter and bylaws;

            (4) Audited financial statements as of June 30, 2004 and audited financial statements of Year 2003;

            (5) Names of creditors and loan-related documents;

            (6) Balance sheet;

            (7) Documents stating investment projects and letters of approval;

            (8) Approval of share exchange (for Billion Electronics) from the shareholders' meeting and the meeting of the board of directors;

            (9) Any other documentation which has significant influence on this contract.


                Article 7 Reverse Guarantee Provided by Guarantee

7.1 Guarantee agrees to put up RMB zero yuan in a bank account designated by Guarantor as reverse guarantee;

7.2 Guarantee agrees to put up 5,000,000 shares from its largest shareholder (China Digital Communication Group) as reverse guarantee for Guarantor.


                 Article 8 Requests of Related Business/Services

8.1Guarantee requests the following business/services from Guarantor: none at the moment.


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8.2 Guarantee shall sign an Assignment Contract with Guarantor if Guarantee wishes to request certain business/services Guarantor according to 8.1.


                     Article 9 Termination of the Guarantee

9.1 The guarantee provided by Guarantor is "guarantee of contract". When the Agreement between Guarantee and Seller has been executed, the guarantee service provided by Guarantor to Guarantee will be terminated.

9.2 In case of failure on the part of Guarantee to fulfill its obligations in the Agreement or to fulfill its obligations as stipulated in this contract (except for its failure as a result of Seller's default in the first place), the guarantee service provided by Guarantor to Guarantee will be terminated.

9.3 Regardless of cause, in case of the Agreement between Guarantee and Seller being modified, terminated, cancelled or invalidated, the guarantee provided by Guarantor to Guarantee will be terminated.

9.4 Guarantee shall provide assistance during the process of Guarantor terminating its guarantee service. Guarantee shall not use any excuse to raise any objection or create obstacles.


                     Article 10 Termination of This Contract

10.1 Guarantor and Guarantee agree that Article 410 of the Contract Law of the People's Republic of China, which states "guarantor and guarantee may terminate the contract any time", does not apply to this contract.

10.2 Guarantor may terminate the contract in the event of any of the following:
(1) Documents provided by Guarantee contain any false information or Guarantee has concealed any truth or facts; (2) Guarantee has not paid Guarantor compensation and fees according to this contract.

10.3 When Guarantor terminates the contract pursuant to 10.2, Guarantor shall no longer service Guarantee. Guarantee may not request a refund or fees from Guarantor.


                       Article 11 Default of This Contract

11.1 Guarantee shall fully fulfill the obligations of the Agreement and of this contract. If the deal falls apart as a result of Guarantee's failure to fulfill all or part of the obligations as stipulated in the Agreement and in this contract, Guarantor has the right to take away the full amount of the cash and the shares put up by Guarantee as reverse guarantee.


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11.2 In case of Guarantor refusing the guarantee service to guarantee outside the scenarios listed in 10.2, Guarantee may obtain full refund of its compensation paid.


                       Article 12 Disputes and Resolution

12.1 In case of disputes, both parties shall negotiate to resolve differences.

12.2 In case of unsuccessful negotiation between themselves, the two parties shall litigate the case in the Shenzhen Zhongji People's Court.

                            Article 13 Miscellaneous

13.1 This contract shall take effect after the two parties or their designates sign their names and stamp valid stamps.

13.2 This contract shall be quadruplicated, two copies for each signing party.

13.3 All correspondence sent between the two parties to fulfill obligations of this contract shall be in written form.

13.4 All correspondence sent between the two parties shall become a part of this contract after they are acknowledged in writing. In case of inconsistence among notices, the most recent one shall override the older ones.

13.5 Any addendum or modification to this contract shall follow the rule of most recent one overriding the older ones.